UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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On2 Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

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On December 18, 2009, On2 Technologies, Inc. issued the following press release announcing an adjournment of its Special Meeting at which On2 stockholders will vote upon the proposed acquisition of On2 by Google.

PRESS RELEASE

On2 Announces Adjournment of Special Meeting of
Stockholders
until Wednesday, December 23, 2009

CLIFTON PARK, NY - (December 18, 2009) – On2 Technologies, Inc. (NYSE Amex: ONT) today announced that its stockholders voted to adjourn its Special Meeting of Stockholders to provide additional time to solicit proxies on the merger proposal, whereby On2 would merge with a wholly owned subsidiary of Google Inc.  On2 stated that it had convened the Special Meeting on December 18, 2009, as scheduled, to consider the adoption of the merger proposal and the adjournment proposal. The Special Meeting will be reconvened at the Comfort Suites in Venetian Room II at 7 Northside Drive, Clifton Park, NY 12065, at 4:00 p.m. on Wednesday, December 23, 2009.

As of December 18, a majority of On2’s outstanding shares of common stock that have been voted were voted in favor of each of the merger proposal and the adjournment proposal.  However, approval of the merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of On2's common stock, as opposed to just a majority of those shares voted.

Commenting on the adjournment, Matthew Frost, Interim Chief Executive Officer of On2, said, "Since a large number of On2's stockholders have not yet voted, including many retail investors, we believe it is appropriate to adjourn the meeting and extend the voting deadline in order to give these investors a chance to vote.  Our Board of Directors strongly encourages stockholders to carefully consider the merger proposal described in the proxy statement/prospectus and to cast their vote in favor of the merger proposal, whether or not they plan to attend the Special Meeting. We thank the large number of On2 stockholders who have already voted for the merger proposal."

The record date for stockholders entitled to vote at the adjourned Special Meeting remains December 3, 2009.  Stockholders who have previously submitted their proxy or otherwise voted, and who do not want to change their vote, need not take any action. Stockholders who have questions about the merger, need assistance in submitting their proxy or voting their shares (or changing a prior vote of their shares) should contact On2’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 456-3488, or internationally at +1 (412) 232-3565.

On2's Board of Directors recommends that On2 stockholders vote "FOR" the adoption of the merger proposal.

As previously announced, the exchange ratio for the proposed merger has been set at 0.0010.  As such, the exchange ratio will remain fixed regardless of when the proposed merger is completed, and holders of On2 common stock will receive, for each share of On2 common stock held by them, the fraction of a share of Google Class A Common Stock equal to the exchange ratio of 0.0010, and/or cash in lieu of any fractional share of Google Class A Common Stock (after aggregating all fractional shares of Google Class A Common Stock issuable to such On2 stockholders).

About On2 Technologies
On2 creates advanced video compression technologies that power the video in today's leading desktop and mobile applications and devices. On2 customers include Adobe, Skype, Nokia, Infineon, Sun Microsystems, Mediatek, Sony, Brightcove, and Move Networks. On2 is also an industry leader in video transcoding software and services. On2 Technologies is headquartered in Clifton Park, New York. For more information visit www.on2.com.

Forward-Looking Statements

Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties. All statements included in this communication, other than statements of historical fact, that address activities, events or developments that On2 expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent On2's reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause actual outcomes and/or On2's financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "believe," "expect," "will," "anticipate," "should," "plans" and other words of similar meaning. On2 cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from On2's expectation. Risks and uncertainties include, among others: the extent to which On2 will continue to incur operating losses in the future; the risk that the conditions to merger set forth in the agreement and plan of merger will not be satisfied and the transaction will not be consummated; uncertainties as to the timing of the merger; uncertainties as to whether holders of On2 Common Stock will approve the merger proposal at the On2 Special Meeting; changes in On2's business during the period between now and the effective time of the merger that could cause a condition to closing not to be satisfied; as well as other factors detailed in On2's and Google's filings with the SEC, including the definitive proxy statement/prospectus, and subsequent SEC filings.

Additional information concerning risk factors is contained from time to time in On2's SEC filings. On2 expressly disclaims any obligation to update the information included herein are not exhaustive.

Contact:
Garo Toomajanian
Investor Relations
On2 Technologies, Inc.
(518) 881-4299
www.on2.com

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